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                                                                     Exhibit 4.2
                                    CRAY INC.

                  2000 NON-EXECUTIVE EMPLOYEE STOCK OPTION PLAN

1. Purpose. The purpose of the 2000 Non-Executive Employee Stock Option Plan (the "Plan") is to enable Cray Inc. (the "Company") to attract, reward and retain the services or advice of the Company's current or future non-executive employees, agents and consultants and to provide added incentives to them by encouraging stock ownership in the Company.

2. Stock Subject to This Plan. Subject to adjustment as provided below and in Section 6 hereof, the stock subject to this Plan shall consist of shares of the Company's common stock (the "Common Stock"), and the total number of shares of Common Stock to be delivered upon the exercise of all stock options granted under this Plan shall not exceed 6,000,000 shares, as such Common Stock was constituted on the effective date of this Plan. If any stock option granted under this Plan shall expire, be surrendered, exchanged for another stock option, cancelled or terminated for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available for purposes of this Plan, including for replacement stock options which may be granted in exchange for such surrendered, cancelled or terminated stock options. Shares issued upon exercise of stock options granted under this Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as may be determined by the Board of Directors of the Company (the "Board").

3. Administration. This Plan shall be administered by the Board. The Board may suspend, amend or terminate this Plan as provided in Section 8.

        3.1 Powers. Subject to the specific provisions of this Plan, the Board shall have the authority, in its discretion from time to time: (a) to grant stock options as described in Section 5; (b) to determine the exercise price per share of stock options; (c) to determine the Optionees (as defined herein) to whom, and the time or times at which, stock options shall be granted and the number of shares of Common Stock to be represented by each stock option;
(d) to interpret this Plan; (e) to prescribe, amend and rescind rules and regulations relating to this Plan; (f) to determine the terms and provisions of each stock option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each stock option; (g) to reduce the exercise price per share of outstanding and unexercised stock options; (h) to defer, with the consent of the Optionee, or to accelerate the exercise date of any stock option; (i) to waive or modify any term or provision contained in any stock option applicable to the

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underlying shares of Common Stock; (j) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of a stock option previously granted by the Board; (k) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any stock option agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect; and (l) to make all other determinations deemed necessary or advisable for the administration of this Plan. The interpretation and construction by the Board of any terms or provisions of this Plan, any stock option issued hereunder or of any rule or regulation promulgated in connection herewith and all actions taken by the Board shall be conclusive and binding on all interested parties. The Board may delegate administrative functions to individuals who are officers or employees of the Company.

        3.2 Limited Liability. No member of the Board or officer of the Company shall be liable for any action or inaction of the entity or body, or another person or, except in circumstances involving bad faith, of himself or herself. Subject only to compliance with the explicit provisions hereof, the Board may act in its absolute discretion in all matters related to this Plan.

        3.3 Committee. The Board by resolution may delegate to a committee of the Board consisting of one or more members (the "Committee") any or all authority for administration of the Plan. If a Committee is appointed, all references to the Board in the Plan shall mean and relate to such Committee, except that only the Board may amend, modify, suspend or terminate the Plan as provided in Section 8.

4. Eligibility. The Board may award stock options to any current or future non-executive employee, agent and consultant of the Company or any of its subsidiaries. Any party to whom a stock option is granted under this Plan is referred to as an "Optionee."

5. Awards. The Board, may take the following actions from time to time, separately or in combination, under this Plan: (a) grant non-qualified stock options, as provided in Section 5.1 of this Plan; (b) grant stock options to employees and others in foreign jurisdictions, as provided in Section 5.6 of this Plan; and (c) grant stock options in certain acquisition transactions, as provided in Section 5.7 of this Plan. No person may be granted options to acquire more than 300,000 shares of Common Stock in any fiscal year of the Company.

        5.1 Non-Qualified Stock Options. Non-Qualified Stock Options shall be subject to the following terms and conditions:

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                (a)     The exercise price may be more or less than or equal to
the fair market value of the shares of Common Stock covered by the Non-Qualified Stock Option on the date the option is granted, and the exercise price may fluctuate based on criteria determined by the Board. The fair market value of shares shall be the closing price per share of the Common Stock on the trading date immediately prior to the date of grant as reported on a securities quotation system or stock exchange. If such shares are not so reported of or listed, the Board shall from time to time determine the fair market value of the shares of Common Stock in its discretion.

                (b) Unless otherwise established by the Board, any Non-Qualified Stock Option shall terminate ten years after the date it is granted.

        5.2 Vesting. To ensure that the Company will achieve the purposes of and receive the benefits contemplated in this Plan, the Board, at its discretion, may establish a vesting schedule, change such vesting schedule or provide for no vesting schedule for stock options granted under the Plan. In establishing a vesting schedule, the Board may set a "Base Date", meaning a reference date for the specific option grant and Optionee. If no Base Date is established by the Board for a specific option grant, then the date of grant of the stock option by the Board shall constitute the Base Date.

        5.3 Nontransferability. Each stock option granted under this Plan and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution or pursuant to a qualified domestic relations order. The foregoing notwithstanding, the Board on conditions it determines may permit the transferability of an option by an Optionee solely to members of the Optionee's family members or to one or more trusts or partnerships for the benefit of such family members. Any purported transfer or assignment in violation of this provision shall be void.

        5.4     Termination of Options.

                5.4.1 Generally. Unless otherwise determined by the Board or specified in the Optionee's option agreement, if the Optionee's employment or service with the Company terminates for any reason other than for cause, resignation, retirement, disability or death, and unless by its terms the stock option sooner terminates or expires, then the Optionee may exercise, for a three-month period, that portion of the Optionee's stock option which was exercisable at the time of such termination of employment or service (provided the conditions of Section 5.5.4 and any other conditions specified in the option agreement shall have been met by the date of exercise of such option).

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                5.4.2   For Cause; Resignation.

                (a) If an Optionee is terminated for cause or resigns in lieu of dismissal, any stock option granted hereunder shall be deemed to have terminated as of the time of the first act which led or would have led to the termination for cause or resignation in lieu of dismissal, and such Optionee shall thereupon have no right to purchase any shares of Common Stock pursuant to the exercise of such stock option, and any such exercise shall be null and void. Termination for "cause" shall include (i) the violation by the Optionee of any reasonable rule or policy of the Board or the Optionee's superiors or the chief executive officer or the President of the Company that results in damage to the Company or which, after notice to do so, the Optionee fails to correct within a reasonable time; (ii) any willful misconduct or gross negligence by the Optionee in the responsibilities assigned to him or her; (iii) any willful failure by the Optionee to perform his or her job as required to meet the objectives of the Company; (iv) any wrongful conduct of an Optionee which has an adverse impact on the Company or which constitutes a misappropriation of the assets of the Company; (v) unauthorized disclosure by the Optionee of confidential information; or (vi) the Optionee's performing services for any other company or person which competes with the Company while he or she is employed by or provides services to the Company, without the prior written approval of the chief executive officer or President of the Company. "Resignation in lieu of dismissal" shall mean a resignation by an Optionee of employment with or service to the Company if (i) the Company has given prior notice to such Optionee of its intent to dismiss the Optionee for circumstances that constitute cause, or (ii) within two months of the Optionee's resignation, the chief executive officer or the President of the Company or the Board determines, which determination shall be final and binding, that such resignation was related to an act which would have led to a termination for cause.

                (b) If an Optionee resigns from the Company, the right of the Optionee to exercise his or her stock option shall be suspended for a period of two months from the date of resignation, unless the President or chief executive officer of the Company or the Board determines otherwise in writing. Thereafter, unless there is a determination that the Optionee resigned in lieu of dismissal, the stock option may be exercised at any time prior to the earlier of (i) the expiration date of the stock option (which shall have been similarly suspended) or (ii) the expiration of three months after the date of resignation, for that portion of the Optionee's stock option that was exercisable at the time of such resignation (provided the conditions of Section 5.5.4 and any other conditions specified in the option agreement shall have been met at the date of exercise of such stock option).

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                5.4.3   Retirement. Unless otherwise determined by the Board, if
an Optionee's employment or service with the Company is terminated with the Company's approval for reasons of age, the stock option may be exercised at any time prior to the earlier of (a) the expiration date of the stock option or (b) the expiration of three months after the date of such termination of employment or service, for that portion of the Optionee's stock option which was exercisable at the time of such termination of employment or service (provided the conditions of Section 5.5.4 and any other conditions specified in the option agreement shall have been met at the date of exercise of such stock option).

                5.4.4 Disability. Unless otherwise determined by the Board, if an Optionee's employment or relationship with the Company terminates because of a permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code")), the stock option may be exercised at any time prior to the earlier of (a) expiration date of the stock option or (b) the expiration of 12 months after the date of such termination for up to the full number of shares of Common Stock covered thereby, including any portion not yet vested (provided the conditions of Section 5.5.4 and any other conditions specified in the option agreement shall have been met by the date of exercise of such stock option).

                5.4.5 Death. Unless otherwise determined by the Board, in the event of the death of an Optionee while employed by or providing service to the Company, the stock option may be exercised at any time prior to the earlier of
(a) the expiration date of the stock option or (b) the expiration of 12 months after the date of death by the person or persons to whom such Optionee's rights under the stock option shall pass by the Optionee's will or by the applicable laws of descent and distribution for up to the full number of shares of Common Stock covered thereby, including any portion not yet vested (provided the conditions of Section 5.5.4 and any other conditions specified in the option agreement shall have been met by the date of exercise of such stock option).

                5.4.6 Extension of Exercise Period Applicable to Termination. The Board, at the time of grant or at any time thereafter, may extend the three-month and 12-month exercise periods to any length of time not longer than the original expiration date of the stock option, and may increase the portion of a stock option that is exercisable, subject to such terms and conditions as the Board may determine.

                5.4.7 Failure to Exercise Option. To the extent that the stock option of any deceased Optionee or of any Optionee whose employment or service terminates is not exercised within the applicable period, all rights to purchase shares of Common Stock pursuant to such stock option shall cease and terminate.

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        5.5    Exercise.

               5.5.1 Procedure. Subject to the provisions of Section 5.2 above, each stock option may be exercised in whole or in part; provided, however, that no fewer than 100 shares (or the remaining shares then purchasable under the stock option, if less than 100 shares) may be purchased upon any exercise of any stock option granted hereunder and that only whole shares will be issued pursuant to the exercise of any stock option (the number of 100 shares shall not be changed by any transaction or action described in Section 6 unless the Board determines that such a change is appropriate). Stock options shall be exercised by delivery to the Secretary of the Company or his or her designated agent of written notice of the number of shares with respect to which the stock option is exercised, together with payment in full of the exercise price.

               5.5.2 Payment. Payment of the stock option exercise price shall be made in full at the time the written notice of exercise of the stock option is delivered to the Secretary of the Company or his or her designated agent and shall be in cash or check or pursuant to irrevocable instructions to a stock broker to deliver the amount of sales proceeds necessary to pay the appropriate exercise price and withholding tax obligations, all in accordance with applicable governmental regulations, for the shares of Common Stock being purchased. for the shares of Common Stock being purchased. The Board may determine at any time before exercise, that additional forms of payment will be permitted, including without limitation full recourse promissory notes.

               5.5.3 Withholding. Prior to the issuance of shares of Common Stock upon the exercise of a stock option, the Optionee shall pay to the Company the amount of any applicable federal, state or local tax withholding obligations. The Company may withhold any distribution in whole or in part until the Company is so paid. The Company shall have the right to withhold such amount from any other amounts due or to become due from the Company, as the case may be, to the Optionee, including salary (subject to applicable law) or to retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse it for any such taxes and cancel (in whole or in part) any such shares so withheld.

                5.5.4 Conditions Precedent to Exercise. The Board may establish conditions precedent to the exercise of any stock option, which shall be described in the relevant option agreement.

        5.6 Foreign Qualified Grants. Stock options under this Plan may be granted to non-executive employees of the Company or its subsidiaries or other persons described in Section 4 who reside in foreign jurisdictions as the Board may determine

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from time to time. The Board may adopt such supplements to the Plan as are necessary to comply with the applicable laws of such foreign jurisdictions and to afford Optionees favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement on terms which are more beneficial to such Optionees than the terms permitted by this Plan.

        5.7 Corporate Mergers, Acquisitions, Etc. The Board also may grant stock options under this Plan having terms, conditions and provisions that vary from those specified in this Plan provided that such stock options are granted in substitution for, or in connection with the assumption of, existing stock options granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, reorganization or liquidation to which the Company is a party.

        5.8 Option Agreements. Stock options granted under this Plan shall be evidenced by written stock option agreements which shall contain such terms, conditions, limitations and restrictions as the Board shall deem advisable and which are consistent with this Plan. All option agreements shall include or incorporate by reference the applicable terms and conditions contained in this Plan.

6.      Adjustments Upon Changes in Capitalization.

        6.1 Stock Splits, Capital Stock Adjustments. The aggregate number and class of shares for which stock options may be granted under this Plan, the number and class of shares covered by each outstanding stock option and the exercise price per share thereof (but not the total price), and each such stock option, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a stock split, stock dividend or consolidation of shares or any like capital stock adjustment.

        6.2     Effect of Merger, Sale of Assets, Liquidation or Dissolution.

                6.2.1 Termination Unless Assumption or Substitution. Upon the effective date of a merger, consolidation or plan of exchange (other than a merger, consolidation or plan of exchange involving the Company in which the holders of voting securities of the Company immediately prior to such transaction own at least 50% of the voting power of the outstanding securities of the surviving corporation or a parent of the surviving corporation after such transaction), or a sale of all or substantially all the assets of the Company, or a liquidation or dissolution of the Company, the Plan and any option theretofore granted hereunder shall terminate,

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unless provisions be made in writing in connection with such transaction for the continuance of the Plan and for the assumption of options theretofore granted, or the substitution for such options, with new options covering the shares of a successor corporation, or a parent, affiliate or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices thereof, in which event the Plan and the options granted under it, or the new options substituted therefor, shall continue in the manner and under the terms so provided.

                6.2.2 Exercise and Vesting. If provision is not made pursuant to the preceding Section 6.2(a) in connection with such a transaction for the continuance of the Plan and for the assumption of options, or the substitution for such options of new options covering the shares of a successor employer corporation or a parent, affiliate or subsidiary thereof, then each Optionee under the Plan shall be entitled, prior to the effective date of any such transaction, to exercise the option for the full number of shares covered thereby, including any portion not yet vested (provided that the conditions of Section 5.5.4 and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option).

        6.3 Fractional Shares. In the event of any adjustment in the number of shares covered by any stock option, any fractional shares resulting from such adjustment shall be disregarded and each such stock option shall cover only the number of full shares resulting from such adjustment.

        6.4     Determination of Board to Be Final. All adjustments under this
Section 6 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

7.      Securities Regulations.

        7.1 Compliance with Law. Shares of Common Stock shall not be issued with respect to a stock option granted under this Plan unless the exercise of such stock option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable laws of foreign countries and other jurisdictions and the requirements of any quotation service or stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares hereunder. The inability of the Company to obtain, from any regulatory body having jurisdiction, the authority deemed by the Company's counsel to be necessary for the lawful issuance and

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sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve the Company of any liability with respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

        7.2 Investment Purpose. As a condition to the exercise of an option, the Company may require the Optionee to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. The Company may place a stop-transfer order against any shares of Common Stock on the official stock books and records of the Company, and a legend may be stamped on stock certificates to the effect that the shares of Common Stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation. The Board also may require such other action or agreement by the Optionees as may from time to time be necessary to comply with the federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THE OPTIONS OR STOCK ISSUABLE UPON EXERCISE THEREOF.

8.      Amendment and Termination.

        8.1 Plan. The Board may at any time suspend, amend or terminate this Plan.

        8.2 Options. Subject to the terms and conditions and within the limitations of this Plan, the Board may modify or amend outstanding stock options granted under this Plan. The modification or amendment of an outstanding stock option shall not, without the consent of the Optionee, impair or diminish any of his or her rights or any of the obligations of the Company under such stock option. Except as otherwise provided in this Plan, no outstanding stock option shall be terminated without the consent of the Optionee.

        8.3 Automatic Termination. Unless sooner terminated by the Board, this Plan shall terminate ten years from the date on which this Plan is adopted by the Board. No stock option may be granted after such termination or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any stock option theretofore granted under this Plan.

9.      Miscellaneous.

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        9.1     Time of Granting Options. The date of grant of a stock option shall, for all purposes, be the date on which the Company completes the required corporate action relating to the grant thereof; the execution of an option agreement and the conditions to the exercise of a stock option shall not defer the date of grant.

        9.2 No Status as Shareholder. Neither the Optionee nor any party to which the Optionee's rights and privileges under the stock option may pass shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the shares of Common Stock issuable upon the exercise of any stock option granted under this Plan unless and until such stock option has been exercised and the issuance (as evidenced by the appropriate entry on the books of the Company or duly authorized transfer agent of the Company) of the stock certificate evidencing such shares.

        9.3 Status as an Employee. Nothing in this Plan or in any stock option granted pursuant to this Plan shall confer upon any Optionee any right to continue in the employ of the Company, or to interfere in any way with the right of the Company to terminate his or her employment or other relationship with the Company at any time.

        9.4 Reservation of Shares. The Company, during the term of this Plan, at all times will reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of this Plan.

10. Effectiveness of This Plan. This Plan shall become effective upon adoption by the Board.



             Adopted by the Board of Directors as of March 30, 2000